Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the following Registration Statements:
(1)	Registration Statement (Form S-3 No. 333-105388) of NationsHealth, Inc.,

(2)	Registration Statement (Form S-8 No. 333-119462) pertaining to the NationsHealth, Inc. 2004 Option Plan,

(3)	Registration Statement (Form S-8 No. 333-126197) pertaining to the RGGPLS Holding Inc. Stock Bonus Plan & Trust, and

(4)	Registration Statement (Form S-8 No 333-126561) pertaining to the NationsHealth, Inc. 2005 Long-Term Incentive Plan;
of our report dated February 18, 2005, with respect to the 2004 consolidated financial statements and schedule of NationsHealth, Inc. included in this Annual Report on Form 10-K for the year ended December 31, 2006.
/s/ RACHLIN COHEN & HOLTZ LLP
Certified Public Accountants
Miami, Florida
March 30, 2007